Exhibit 99.1

JOINT MEDIA RELEASE

Alaska Communications and GCI Announce Closing of
The Alaska Wireless Network, LLC
Venture to Offer Alaskans Best Wireless Experience in Alaska

ANCHORAGE, Alaska, July 22, 2013 (BUSINESS WIRE) – Alaska Communications (NASDAQ: ALSK) and General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today announced the companies have completed the previously announced transaction to form The Alaska Wireless Network, LLC (“AWN”).

Alaska Communications and GCI, leading wireless providers in Alaska, have each contributed their respective wireless assets, including spectrum licenses, cell sites, backhaul facility usage rights, and other assets necessary for AWN to design, build, and operate a statewide wireless network.  From the start, AWN’s network will cover more of Alaska’s population than the network of any other wireless provider.  AWN will provide the latest wireless services, including LTE, to its owners, Alaska Communications and GCI. Alaska Communications and GCI will independently sell these services to their respective retail customers and continue to operate as competitors in Alaska.

“The wireless business is capital intensive, requires scale to compete successfully against national carriers, and demands more spectrum than either of our two companies individually owns,” said Alaska Communications President and CEO Anand Vadapalli and GCI President and CEO Ron Duncan. “By combining our respective wireless assets, we can provide a state-of-the-art Alaska wireless network owned and operated by Alaskans for Alaskans.  We believe that The Alaska Wireless Network will provide the fastest, most geographically extensive, and most reasonably priced wireless services for Alaska subscribers, allowing us each to compete more effectively in the retail market.”

Under the transaction, Alaska Communications owns one third and GCI owns two thirds of AWN. Under the terms of the agreement, Alaska Communications will receive $100 million cash and is eligible to receive preferred distributions totaling up to $190 million over the first four years of operation. GCI will receive all remaining available distributions over the first four years. Distributions thereafter will be on a pro rata ownership basis.

Evercore acted as financial advisor to Alaska Communications, with The Stephens Group providing an additional fairness opinion.

About Alaska Communications
Alaska Communications is a leading provider of advanced broadband solutions for businesses and consumers in Alaska.    We operate a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

Investor relations: Wayne Graham, (907) 564-7756
Media relations: Heather Cavanaugh, (907) 564-7722

About GCI
A pioneer in bundled services, GCI is a top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market.  GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about GCI can be found at www.gci.com.

Investor Relations: Tom Chesterman, (907) 868-1585; tchesterman@gci.com
Media Relations: David Morris, (907) 265-5396; dmorris@gci.com

Forward-Looking Statements

This joint release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management.  Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Alaska Communications’ or GCI’s control.  For further information regarding risks and uncertainties associated with either company's business, please refer to either Alaska Communications' or GCI’s SEC filings.

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